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Apogent Technologies Inc.                                   EXHIBIT 12
Ratio of Earnings to Fixed Charges
            3/31/02                                                   Six Months
                                                                         Ended
                                Fiscal Year Ended September 30,        March 31,
                       -----------------------------------------------
                        1997        1998     1999     2000     2001      2002
                        ----        ----     ----     ----     ----      ----
Fixed Charges:
 Interest expense       24,999      33,772   40,073   48,684   48,698    20,531
 Deferred financing        152         151      224      533      563     1,741
 1/3 Rental expense      1,076       1,343    2,235    3,145    3,751     2,108
                       -----------------------------------------------  --------
                        26,227      35,266   42,532   52,362   53,012    24,380
Earnings:
 Pre tax income from
 continuing operations  73,996      86,836  127,392  144,325  180,739    98,926
Add: Fixed charges      26,227      35,266   42,532   52,362   53,012    24,380
Earnings               100,223     122,102  169,924  196,687  233,751   123,306

Ratio of Earnings
 to Fixed Charges          3.8         3.5      4.0      3.8      4.4       5.1
                       ===============================================  ========

Rental Expense           3,229       4,028    6,704    9,434   11,253     6,325
                       ===============================================  ========